Exhibit (d)(hh)(1)
Form of
PACIFIC SELECT FUND
AMENDMENT NO. 1
SUBADVISORY AGREEMENT
     AMENDMENT NO. 1 to the Subadvisory Agreement dated as of _________, 2010 (“Amendment No. 1) among T. Rowe Price Associates, Inc., a Maryland corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”).
     The Subadviser, Investment Adviser, and Trust agree to modify the Subadvisory Agreement, dated as of May 1, 2010 (“Agreement”) for the Trust as follows:
     1. Existing Portfolio. The Investment Adviser hereby reaffirms its appointment of the Subadviser as an investment subadviser for the Pacific Select Fund — Dividend Growth Portfolio.
     2. Exhibit A. Exhibit A is hereby amended to add the following fee schedule for the Pacific Select Fund — Short Duration Bond Portfolio (the “Short Duration Bond Portfolio”):
The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Portfolio based on:
The annual percentage of the average daily net assets of the Short Duration Bond Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.30%	First $50 million
0.25%	On next $50 million;

Once assets exceed $100 million:
0.20%	On first $100 million;
0.175%	On next $150 million;
0.125%	On next $250 million; and

Once assets exceed $500 million:
0.10%	On assets above $500 million

Once assets exceed $1.5 billion:
0.10%	On all assets
In recognition of the fact that the Subadviser may have an inherent constraint with respect to the amount of money that Subadviser is able to manage in a particular strategy, Subadviser agrees to consult with Investment Adviser on an annual basis to determine the extent of those constraints and the appropriate investment limitations for the Short Duration Bond Portfolio.
     Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
     3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

PACIFIC LIFE FUND ADVISORS, LLC

By:			By:

	Name:			Name:
	Title:			Title:	VP & Secretary

T. ROWE PRICE ASSOCIATES, INC.

By:

	Name:	Fran Pollack-Matz
	Title:	Vice President

PACIFIC LIFE FUNDS

By:			By:

	Name:			Name:
	Title:			Title:	VP & Secretary